                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           LOUIS DREYFUS NATURAL GAS CORP.
                   (Name of Registrant as Specified in its Charter)

                                    NOT APPLICABLE
         (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          ______________________.

     2)   Aggregate number of securities to which transaction applies:
          ______________________.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ___________________.

     4)   Proposed maximum aggregate value of transaction: _________________.

     5)   Total fee paid: ___________________.

[ ]  Fee  paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: __________________.

     2)   Form, Schedule or Registration Statement No.: _________________.

     3)   Filing Party: __________________________.

     4)   Date Filed: ___________________________.

                           LOUIS DREYFUS NATURAL GAS CORP.
                             14000 QUAIL SPRINGS PARKWAY
                                      SUITE 600
                            OKLAHOMA CITY, OKLAHOMA 73134

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              TO BE HELD ON MAY 19, 1998


TO THE SHAREHOLDERS OF LOUIS DREYFUS NATURAL GAS CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), will be held on Tuesday, May 19, 1998 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma, for the following purposes:

     1. To elect ten directors for the ensuing year and until their successors are duly elected and qualified.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998.

     3. To transact such other business as may come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this Notice may be taken without further notice to the shareholders, unless required by applicable law or the Bylaws of the Company.

     Only shareholders of record at the close of business on April 6, 1998 are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134 for ten days before the meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.



                              BY ORDER OF THE BOARD OF DIRECTORS


                              Kevin R. White, Secretary


Oklahoma City, Oklahoma
April 10, 1998

                           LOUIS DREYFUS NATURAL GAS CORP.
                             14000 QUAIL SPRINGS PARKWAY
                                      SUITE 600
                            OKLAHOMA CITY, OKLAHOMA 73134


                                   PROXY STATEMENT
                                         FOR
                            ANNUAL MEETING OF SHAREHOLDERS

                              TO BE HELD ON MAY 19, 1998

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Annual Meeting") of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), to be held on Tuesday, May 19, 1998 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma. This Proxy Statement will be mailed on or about April 15, 1998 to holders of record of Common Stock as of the record date.

     The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on April 6, 1998. On that date, the Company had outstanding 40,109,508 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

     The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors. The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     Shares represented by valid proxies will be voted, unless otherwise directed in the proxy, FOR the election of the director nominees and FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998. As to any other business which may properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such business.

                                     PROPOSAL ONE

                                ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eleven members. John J. Hogan, Jr., a director of the Company, has determined not to stand for re-election at the Annual Meeting, and the remaining ten members of the Board of Directors have been nominated for re-election. The Company anticipates that it will fill the vacancy in Board of Directors resulting from Mr. Hogan's departure, and the Company has commenced the process of identifying suitable candidates. However, a candidate has not been selected at this time, and the vacancy will not be filled at the Annual Meeting. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

     Each nominee, if elected, will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board of Directors and nominated by either of the proxies named in the enclosed proxy.

NOMINEES

     The nominees for the position of director of the Company are as follows.

     NAME                    AGE           PRINCIPAL OCCUPATION
     ----                    ---           --------------------
Mark E. Andrews, III          47        Vice Chairman of the Board of the
                                        Company

Richard E. Bross              49        Executive Vice President - Land and
                                        Operations of the Company

Daniel R. Finn, Jr.           54        President of Louis Dreyfus Energy Corp.

Peter G. Gerry                52        Managing Director of Sycamore Management
                                        Corporation

Gerard Louis-Dreyfus          65        Chairman, President and Chief Executive
                                        Officer of S.A. Louis Dreyfus et Cie

Mark E. Monroe                43        President and Chief Executive Officer of
                                        the Company

John H. Moore                 72        Petroleum Consultant

James R. Paul                 63        Retired, Former President and Chief
                                        Executive Officer of The Coastal
                                        Corporation

Simon B. Rich, Jr.            53        Vice Chairman, President and Chief
                                        Executive Officer of Louis Dreyfus
                                        Holding Company Inc.

Ernest F. Steiner             56        Executive Vice President and Chief
                                        Financial  Officer of Louis Dreyfus
                                        Corporation and Louis Dreyfus Holding
                                        Company Inc.

     The following is a brief description of the business background of each of the nominees:

     MARK E. ANDREWS, III is Vice Chairman of the Board of Directors of the Company and was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Andrews served as Chairman of the Board and Chief Executive Officer of American Exploration Company from 1983 until its acquisition by the Company. He is also a director of IVAX Corporation. Mr. Andrews holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

     RICHARD E. BROSS is Executive Vice President - Land and Operations of the Company and was first elected as a director of the Company in September 1993. Mr. Bross joined the Company in 1991 and served as its President until September 1993. Prior to joining the Company, Mr. Bross served in various capacities at Argent Energy, Inc. (previously named Woods Petroleum Corporation) from 1977 until 1991, culminating with his appointment as Executive Vice President and Chief Operating Officer in September 1990. Mr. Bross joined Argent Energy, Inc. in 1977 after working for Gulf Oil Corporation for seven years in various engineering functions. Mr. Bross holds a B.S. degree in Mechanical Engineering from the University of Missouri and an M.B.A. from Oklahoma City University.

     DANIEL R. FINN, JR. has been a director of the Company since 1990. Mr. Finn is President of Louis Dreyfus Energy Corp., an indirect subsidiary of S.A. Louis Dreyfus et Cie engaged in natural gas trading and crude oil and petroleum product trading and marketing. Mr. Finn has been employed by S.A. Louis Dreyfus et Cie or its subsidiaries since 1972, serving in various capacities, including Chief Executive Officer of Duke/Louis Dreyfus LLC, Vice President of worldwide wheat merchandising and Senior Vice President of worldwide grain merchandising. In addition, Mr. Finn is a director of Louis Dreyfus Corporation and Louis Dreyfus Holding Company Inc., subsidiaries of S.A. Louis Dreyfus et Cie. Mr. Finn holds a B.A. in Economics from Fairfield University and an M.B.A. in Finance from Northwestern University.

     PETER G. GERRY was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Gerry, a former director of American Exploration Company, is Managing Director of Sycamore Management Corporation, an investment management firm, and is a former President of Citicorp Venture Capital Ltd. and director of Pond Hill Homes, Ltd. Mr. Gerry holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

     GERARD LOUIS-DREYFUS has been a director of the Company since September 1993. Mr. Louis-Dreyfus is the Chairman, President and Chief Executive Officer of S.A. Louis Dreyfus et Cie, the parent company of the Louis Dreyfus worldwide organization of companies. S.A. Louis Dreyfus et Cie is privately owned by family members and has been in business for over 140 years. The principal activities of the Louis Dreyfus group include the international merchandising and exporting of various commodities, ownership and management of ocean vessels, real estate ownership, development and management, manufacturing, natural gas trading and crude oil and petroleum product marketing. Mr. Louis-Dreyfus is the great-grandson of the founder. Mr. Louis-Dreyfus is a graduate of Duke University and Duke University School of Law. Upon graduation he joined the firm of Dewey Ballantine, New York, until 1965 when he joined S.A. Louis Dreyfus et Cie.

     MARK E. MONROE is President and Chief Executive Officer of the Company and has been a director of the Company since 1986. Mr. Monroe joined the Company in 1980, which was then known as Bogert Oil Company and which was later acquired by S.A. Louis Dreyfus et Cie, and served as Vice President and Chief Financial Officer of the Company until April 1991. From April 1991 until September 1993, Mr. Monroe served as a Vice President of Louis Dreyfus Energy Corp., an indirect subsidiary of S.A. Louis Dreyfus et Cie, engaged in oil and natural gas trading and marketing. Mr. Monroe rejoined the Company in September 1993 and served as Chief Operating Officer until his election to his present position in August 1996. Mr. Monroe holds a B.B.A. degree from the University of Texas and is a Certified Public Accountant.

     JOHN H. MOORE was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Moore, a former director of American Exploration Company, is a petroleum consultant and was Chairman of the Board and Chief Executive Officer of Ladd Petroleum Corporation from 1986 to 1988. He is also a former director of First Interstate Bank of Denver and a former director of General Atlantic Resources. Mr. Moore holds B.S. and M.E. degrees from the University of Oklahoma.

     JAMES R. PAUL was first elected to the Board of Directors of the Company in February 1994. Mr. Paul retired in January 1994 from The Coastal Corporation after twenty years of service in various executive capacities, including President and Chief Executive Officer from 1989, and a director from 1981, until his retirement. Mr. Paul holds a B.S. in Business Administration from Wichita State University.

     SIMON B. RICH, JR. has been a director of the Company since 1990 and has served as Chairman of the Board of Directors since August 1996. Mr. Rich is Vice Chairman, President and Chief Executive Officer of Louis Dreyfus Holding Company Inc., a subsidiary of S. A. Louis Dreyfus et Cie. From October 1996 until June 1997, Mr. Rich served as Managing Director and Chief Operating Officer of Duke/Louis Dreyfus LLC. From September 1993 until August 1996, Mr. Rich served as President and Chief Executive Officer of the Company. From 1990 to 1993, Mr. Rich served as Executive Vice President of Louis Dreyfus Energy Corp. From 1986 to 1990, Mr. Rich served as Executive Vice President-Development and Strategic Planning of S.A. Louis Dreyfus et Cie. Mr. Rich holds a B.A. in Economics from Duke University.

     ERNEST F. STEINER has been a director of the Company since October 1997. Mr. Steiner is a director of S.A. Louis Dreyfus et Cie and the Chief Financial Officer of the Louis Dreyfus group. He is also Executive Vice President of Louis Dreyfus Holding Company Inc. and Louis Dreyfus Corporation, subsidiaries of S.A. Louis Dreyfus et Cie, and has been employed by Louis Dreyfus Corporation or other subsidiaries of S.A. Louis Dreyfus et Cie since 1972. Mr. Steiner is also a director of Louis Dreyfus Citrus S.A. Mr. Steiner holds a B.S. in Hotel and Restaurant Administration and Electrical Engineering from Cornell University.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NAMED NOMINEES.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee.

     The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by resolution of the Board of Directors, the Company's Bylaws and by applicable law. The Executive Committee, which during 1997 consisted of Messrs. Louis-Dreyfus, Rich, Monroe and Finn, and commencing in October 1997 also Mr. Andrews, did not hold any meetings but acted by unanimous consent without a meeting once during 1997.

     The Compensation Committee establishes general compensation policies, reviews and makes specific recommendations to the Board of Directors concerning salaries and incentive compensation for executive officers of the Company and, until December 1996, administered the Company's Stock Option Plan. The Stock Option Plan has been administered by the full Board of Directors since December 1996. The Compensation Committee, which during 1997 consisted of Messrs. Finn and Hogan, and commencing in October 1997 also Messrs. Moore and Paul, met twice and acted by unanimous consent without a meeting once during 1997.

     The Audit Committee is responsible to the Board of Directors for establishing and reviewing internal and external audits of the Company and meeting with representatives of the Company's independent auditors to receive the results of their audits. The Audit Committee met once during 1997. Mr. Paul was a member of the Audit Committee throughout 1997. James T. Rodgers, III, a former director of the Company, was a member of the Audit Committee until his resignation from the Board of Directors in October 1997. Messrs. Gerry and Moore joined the Audit Committee in October 1997.

     The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors. Although there is no formal procedure for shareholders to recommend nominees for the Board of Directors, the Board will consider such recommendations if submitted in writing addressed to the Secretary of the Company.

     During the year ended December 31, 1997, the Board of Directors held five meetings and acted by unanimous consent without a meeting three times. During 1997, all incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served, except Mr. Paul who attended 70% of all such meetings.

COMPENSATION OF DIRECTORS

     Each non-employee director, other than the Chairman and Gerard Louis-Dreyfus, receives an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended and is reimbursed for certain expenses in connection with attendance at such meetings. The Chairman of the Board of Directors receives an annual retainer of $56,250, but does not receive additional fees for meetings attended. Under the Company's Stock Option Plan approved by the shareholders, each non-employee director receives, while serving as a director, option grants to purchase 2,000 shares of Common Stock as of the date of each annual meeting of shareholders. Any new non-employee director will receive under the Company's Stock Option Plan an initial option grant to purchase 6,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 2,000 shares of Common Stock as of the date of each subsequent annual meeting of shareholders.

AGREEMENTS FOR THE NOMINATION AND ELECTION OF CERTAIN DIRECTORS

     In connection with the Company's acquisition of American Exploration Company, the Company agreed to cause the nomination of Mark E. Andrews, III, Peter G. Gerry and John H. Moore, each former directors of American Exploration Company, for re-election to the Board of Directors of the Company at the Annual Meeting, and certain indirectly wholly-owned subsidiaries of S.A. Louis Dreyfus et Cie holding of record approximately 50% of the outstanding Common Stock of the Company agreed to vote in favor of such re-election.

                                     PROPOSAL TWO

                  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998.


                     EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

      NAME                   AGE              POSITION
      ----                   ---              --------
Mark E. Monroe                43   President and Chief Executive Officer

Mark E. Andrews, III          47   Vice Chairman of the Board

Jeffrey A. Bonney             41   Executive Vice President and Chief
                                   Financial Officer

Richard E. Bross              49   Executive Vice President - Land and
                                   Operations

Ronnie K. Irani               41   Executive Vice President - Engineering and
                                   Exploration

Kevin R. White                40   Executive Vice President - Corporate
                                   Development and Strategic Planning and
                                   Secretary

     The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For descriptions of the business background of Mark E. Monroe, Richard E. Bross and Mark E. Andrews, III, each a director of the Company, see "Election of Directors - Nominees."

     JEFFREY A. BONNEY is Executive Vice President and Chief Financial Officer of the Company. Mr. Bonney joined the Company in November 1993. From April 1990 to November 1993, Mr. Bonney was the Vice President and Controller of Hadson Energy Resources Corporation, an international oil and gas concern. Prior thereto, Mr. Bonney held various management positions with other independent oil and gas companies. He began his career as an auditor with Deloitte, Haskins & Sells in 1978. Mr. Bonney is a Certified Public Accountant and holds a B.S. in Accounting from Oklahoma Christian University.

     RONNIE K. IRANI is Executive Vice President - Engineering and Exploration of the Company. He joined the Company in March 1991 from Argent Energy, Inc. (previously named Woods Petroleum Corporation) where he had worked for the previous 12 years. At Argent Energy, Inc., Mr. Irani held the title of Manager of Reservoir Engineering. Mr. Irani holds a B.S. in Chemistry from Bombay University, India, a B.S. and M.S. in Petroleum Engineering from the University of Oklahoma and an M.B.A. from Oklahoma City University.

     KEVIN R. WHITE is Executive Vice President - Corporate Development and Strategic Planning and Secretary of the Company. Mr. White joined the Company in 1983, which was then known as Bogert Oil Company, and served in various management capacities prior to appointment to his present position. From 1981 until 1982, Mr. White was employed as an auditor with Arthur Andersen & Co. and Ernst & Young. Mr. White is a Certified Public Accountant and holds B.S. and M.S. degrees in Accounting from Oklahoma State University.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation received by the chief executive officer of the Company and the four other mostly highly compensated executive officers of the Company during 1997. Such individuals are hereinafter referred to as the "named executive officers."

                              SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                                 COMPENSA-
                                                                  ANNUAL COMPENSATION             TION(1)
                                                                  -------------------             -------
                                                                                                SECURITIES         ALL OTHER
                                                                                                UNDERLYING         COMPENSA-
       NAME AND PRINCIPAL POSITION              YEAR             SALARY            BONUS        OPTIONS(#)         TION(2)
       ---------------------------              ----             ------            -----        ----------         -------
Mark E. Monroe                                  1997            $272,115         $300,000         100,000          $12,388
     President and Chief Executive              1996             250,000          260,000          20,000           11,869
     Officer                                    1995             250,000          250,000          40,000           11,784

Jeffrey A. Bonney                               1997            $114,540          $85,000          40,000          $12,388
     Executive Vice President and               1996             111,000           75,000          20,000           11,420
     Chief Financial Officer                    1995             111,000           60,000          15,000           10,316


Richard E. Bross                                1997            $178,000         $100,000          40,000          $12,388
     Executive Vice President - Land            1996             178,000           85,000          20,000           11,869
     and Operations                             1995             178,000           60,000          10,000           11,784


Ronnie K. Irani                                 1997            $174,425         $150,000          65,000          $12,388
     Executive Vice President -                 1996             164,600          140,000          20,000           11,869
     Engineering and Exploration                1995             134,800          120,000          25,000           11,579


Kevin R. White                                  1997            $134,425          $90,000          40,000          $12,388
     Executive Vice President -                 1996             130,000           85,000          20,000           11,869
     Corporate Development and                  1995             130,000           75,000          15,000           11,661
     Strategic Planning

------------------
(1) As of December 31, 1997, certain of the named executive officers also held awards expressed in units that were equivalent to one share of Common Stock of the Company for each unit. The unit awards were granted in 1994 pursuant to the Louis Dreyfus Deferred Compensation Stock Equivalent Plan (the "SEP") sponsored by an affiliate of S.A. Louis Dreyfus et Cie. The total number of units awarded to each of the named executive officers was as follows: Mark E. Monroe - 20,000 units; Richard E. Bross - 15,000 units; Ronnie K. Irani - 15,000 units; and Kevin R. White - 5,000 units. Units awarded pursuant to the SEP were payable solely in cash after termination of employment with the Louis Dreyfus group of companies, subject to forfeiture for termination due to cause and to forfeiture for competitive post-termination activities. The amount payable in respect of each unit was equal to the average prices (as defined in the SEP) of one share of Common Stock on the New York Stock Exchange over all trading days in December of the year of, or preceding, termination. The dollar value of the units for each of the named executive officers holding awards as of December 31, 1997 calculated pursuant to the SEP based on the average prices of the Common Stock over all trading days in

     December 1997 was as follows: Mark E. Monroe - $387,600; Richard E. Bross - $290,700; Ronnie K. Irani - $290,700; and Kevin R. White - $96,900. The awards were fully vested as of December 31, 1997. In 1998, the named executive officers holding unit awards agreed to terminate their participation in the SEP and in exchange received awards of restricted Common Stock from the Company consisting of a number of shares of Common Stock equal to the number of units forfeited upon termination of participation in the SEP. The shares of restricted stock are held by the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust (the "Trust") and will be delivered to the named executive officers after termination of employment with the Company or upon a Change in Control (as defined in the Trust Agreement) of the Company, subject to forfeiture in the event of termination for cause or certain competitive post-termination activities. The named executive officers have the right to direct the voting of the restricted shares held in the Trust. If any cash dividends are received with respect to the shares while held by the Trust, the dividends will be invested in an interest bearing account and the dividends and interest will be paid to the named executive officers when the shares are delivered.

(2) All Other Compensation consists of (i) employer contributions to the Company's 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each of the named executive officers to such plan and (ii) certain employer discretionary profit sharing contributions allowed by such plan.

     The following table contains information concerning the grant of stock options during the year ended December 31, 1997 under the Company's Stock Option Plan to the named executive officers.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                     --------------------------------------------------------------
                                    % OF
                                    TOTAL
                                   OPTIONS
                                   GRANTED
                                     TO
                      OPTIONS     EMPLOYEES   EXERCISE OR               GRANT DATE
                      GRANTED     IN FISCAL    BASE PRICE   EXPIRATION   PRESENT
     NAME             (#)(1)        YEAR       ($/SH)(2)       DATE      VALUE(3)
     ----             ------        ----       ---------       ----      --------
Mark E. Monroe        100,000      12.4%       $23.156       10/14/07   $1,291,000

Jeffrey A. Bonney      40,000       5.0%       $23.156       10/14/07   $  516,400


Richard E. Bross       40,000       5.0%       $23.156       10/14/07   $  516,400

Ronnie K. Irani        65,000       8.1%       $23.156       10/14/07   $  839,150

Kevin R. White         40,000       5.0%       $23.156       10/14/07   $  516,400

-------------------
(1) All options granted to the named executive officers during 1997 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the price per share of the Common Stock on the date of grant. The options become exercisable at the rate of 20% per year commencing one year after the date of grant so long as the optionee remains employed by the Company, and will become immediately exercisable in the event of death of an optionee or in the event of a Change in Control of the Company (as defined in the Stock Option Plan) unless the Compensation Committee expressly determines otherwise. The options expire if not exercised 10 years after the date of grant.

(2) Exercise price of options must be paid in cash, by tender of shares of Common Stock (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment.

(3) Grant Date Present Value is based on application of the Black-Scholes option pricing model. The actual value, if any, realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: (i) annualized price volatility of the Company's Common Stock of 32% calculated over the period commencing on November 12, 1993 and ending on the option grant date (October 14, 1997); (ii) a risk-free rate of return equal to the 10 year United States Treasury Bond rate at the option grant date (October 14, 1997) of 5.71%; (iii) a dividend yield of 0%; and (iv) exercise of all options at the expiration date of 10 years from date of grant (October 14, 2007).

     The following table provides information with respect to the named executive officers concerning the exercise of options during the year ended December 31, 1997 and unexercised options held as of December 31, 1997.

                      OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                    NUMBER OF SECURITIES                    VALUE OF
                                                                   UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                                                                         OPTIONS AT                        OPTIONS AT
                                                                      DECEMBER 31, 1997                DECEMBER 31, 1997(1)
                                                                ------------------------------     ------------------------------
                             SHARES ACQUIRED      VALUE
       NAME                    ON EXERCISE       REALIZED       EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
       ----                    -----------       --------       -----------      -------------     -----------      -------------
Mark E. Monroe                     -               -             125,000           135,000           $190,000         $163,750

Jeffrey A. Bonney                  -               -              23,750            66,250           $ 58,750         $101,250

Richard E. Bross                   -               -              75,000            60,000           $ 90,938         $ 88,750

Ronnie K. Irani                    -               -              67,500            92,500           $118,125         $126,250

Kevin R. White                     -               -              37,500            62,500           $ 75,938         $101,250

--------------------
(1) Value of unexercised in-the-money options at December 31, 1997 is calculated based on the market price per share of Common Stock of $18.6875 per share on December 31, 1997 less the option exercise price.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with the named executive officers providing for the payment of certain severance benefits upon involuntary termination of such persons, other than for cause, within two years after a Change in Control (as defined in such agreements) of the Company, including constructive termination as a result of certain changes in duties or reduction of compensation. The agreements are intended to promote the retention of the named executive officers by providing them with an extra measure of financial security in the event of a Change in Control of the Company. In the event of involuntary termination within two years after a Change in Control, the agreements provide that the named executive officer will receive a lump sum severance payment equal to two times the named executive officer's annual compensation. For this purpose, annual compensation is defined as (i) the named executive officer's annual salary immediately prior to the date on which a Change in Control occurs plus (ii) the average annual bonus received by the named executive officer over the three years immediately prior to the Change in Control or such lesser period as the named executive officer has been employed by the Company prior to the Change in

Control. The agreements will remain in effect until March 31, 2000, at which time the Company will have the right to determine in its discretion whether to continue the agreements, terminate the agreements or offer the named executive officers different agreements. No amounts will be payable by the Company under the agreements unless a Change in Control occurs and such Change in Control is followed within two years by the involuntary termination of the named executive officer.

SHAREHOLDER RETURN PERFORMANCE

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder returns on the Company's Common Stock against the cumulative total shareholder returns of the S&P 500 Index and the Dow Jones Oil Secondary Index (the "Indices") for the period between November 12, 1993 (the date of the initial public offering of the Company's Common Stock) and December 31, 1997. The line graph assumes a $100 investment in the Company's Common Stock on November 12, 1993 and $100 of value in the Indices as of October 31, 1993, and that any dividends were reinvested. The graph is presented in accordance with the requirements of the Securities and Exchange Commission.

                                                 CUMULATIVE TOTAL RETURN
                                   ------------------------------------------------------
                                   11/93     12/93     12/94     12/95     12/96    12/97
LOUIS DREYFUS NATURAL GAS CORP.    100         89       71         84        95      104

S & P 500                          100        100      102        140       172      230

DOW JONES OIL, SECONDARY           100         93       90        104       128      137

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Daniel R. Finn, Jr., John J. Hogan, Jr., John H. Moore and James R. Paul. Until October 1997, Mr. Hogan was Of Counsel to the law firm of Dewey Ballantine, New York, New York which provided legal services to the Company during 1997 and continues to do so. Mr. Finn serves, and Mr. Hogan has in the past served, as a director and/or executive officer of various subsidiaries of S.A. Louis Dreyfus et Cie.

     The Company's Stock Option Plan is administered by the full Board of Directors. During 1997, the Board of Directors approved the grant of stock options to the named executive officers as described elsewhere herein and to other employees of the Company. As members of the Board of Directors, Mark E. Monroe and Richard E. Bross, each an executive officer of the Company, participated in the deliberations of the Board of Directors with respect to such option grants.

REPORT ON EXECUTIVE COMPENSATION

     GENERAL. The Compensation Committee is primarily responsible for the development and implementation of the Company's executive compensation programs. The Committee makes recommendations to the Board of Directors of the Company with respect to the various executive compensation plans which have been or may be adopted by the Company, as well as the specific compensation levels of executive officers. The Committee periodically reviews the Company's results of operations and future plans in conjunction with meetings of the full Board of Directors. The Committee seeks to ensure that the Company's executive officer compensation programs support the objectives of the Company's long-term plan.

     In general, in recommending levels of base salary, bonus and long-term equity based compensation for the Company's executive officers, including the Chief Executive Officer and the other named executive officers, the Committee fosters the Company's long-range goals through the application of three key criteria: first, through comparability to compensation levels of equivalent officers in similarly situated companies in the oil and gas industry; second, through review of the executive's individual contribution to such long-range goals and to the Company as a whole; and third, through the executive's contribution to the achievement of specific results, such as increases in revenues, production, reserves, cash flow and net income. The Committee applies the foregoing criteria subjectively, including the weight given the respective criteria.

     BASE SALARIES AND CASH BONUSES. Base salaries for the Company's executive officers are based primarily on the level of salaries historically paid to the Company's executive officers and are designed to be comparable to the general level of salaries of executive officers in similarly situated companies. Discretionary annual bonuses are paid based on the Committee's subjective evaluation of the performance of the Company and of each executive officer in the context of the criteria described above. Total bonuses authorized by the Committee for the named executive officers for 1997 were $725,000. This amount is approximately 15% lower than the bonuses awarded to the executive officers named in last year's Proxy Statement. The difference is attributable in part to the different composition of the named executive officers for 1997 compared to 1996. The Committee believes that the salaries and cash bonuses paid during 1997 to executive officers, including the

Chief Executive Officer, are reasonable when compared to the Company's increases in revenues, production, reserves and cash flow in 1997 compared to 1996.

     LONG-TERM EQUITY INCENTIVE COMPENSATION. The Company's Stock Option Plan is administered by the full Board of Directors and is designed to provide long-term equity based compensation to executive officers and managers. During 1997, the Company retained independent compensation consultants to review the Company's long-term compensation practices in comparison with other comparable companies in the oil and gas industry and to advise the Committee concerning the Company's long-term compensation strategies. The consultants reported that the relative number of outstanding stock options held by the Company's executive officers as a percentage of shares outstanding was at approximately the 25th percentile of option levels maintained by a peer group of 15 comparable companies in the oil and gas industry. After consideration of the consultant's report and other factors, the Board of Directors approved the grant of options to purchase a total of 285,000 shares of Common Stock under the Company's Stock Option Plan to the named executive officers as indicated under "Executive Compensation and Other Information -- Executive Compensation." The number of options granted to the Chief Executive Officer and each of the other named executive officers was established based on the Board's subjective judgment, but reflects the Board's favorable evaluation of the performance of the Company and the named executive officers during 1997 and the Board's desire to provide competitive long-term equity incentive awards to these members of senior management at a level that compares more favorably with the long-term equity incentive compensation practices of the Company's competitors.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.  With respect to 1997, Mark
E. Monroe, President and Chief Executive Officer of the Company, was awarded a bonus of $300,000. Mr. Monroe also was awarded options to purchase 100,000 shares of Common Stock under the Company Stock Option Plan. The bonus and option awards reflected the Committee's and the Board's evaluation of Mr. Monroe's leadership of the Company. During 1997, the Company (i) acquired American Exploration Company, the largest acquisition in its history, (ii) expanded its drilling program by approximately 50%, completing 311 productive wells of 343 wells drilled (91%), and (iii) reported record revenues, cash flows, production and year-end proved reserves.

     SECTION 162(m). The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 1998 will exceed the limits on deductibility for 1998. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

Members of the Compensation Committee:

     Daniel R. Finn, Jr.
     John J. Hogan, Jr.
     John H. Moore
     James R. Paul

Other Members of the Board of Directors:

     Mark E. Andrews, III
     Richard E. Bross
     Peter G. Gerry
     Gerard Louis-Dreyfus
     Mark E. Monroe
     Simon B. Rich, Jr.
     Ernest F. Steiner

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 9, 1998 (except as otherwise indicated) by (i) each director, (ii) each of the named executive officers,
(iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                                                 BENEFICIAL OWNERSHIP(1)
                                                 -----------------------
                                                 NUMBER        PERCENTAGE
    BENEFICIAL OWNER                            OF SHARES       OF TOTAL
    ----------------                            ---------       --------
S.A. Louis Dreyfus et Cie (2)                  20,710,000        51.6%

Mark E. Monroe (3) (4)                            165,000           *

Jeffrey A. Bonney (3)                              30,000           *

Richard E. Bross (3) (4)                           92,000           *

Ronnie K. Irani (3) (4)                            85,200           *

Kevin R. White (3) (4)                             47,500           *

Simon B. Rich, Jr. (3) (5)                        139,600           *

Mark E. Andrews, III (3)(6)                       226,883           *

Daniel R. Finn, Jr. (3)                            15,000           *

Peter G. Gerry (3)                                  6,810           *

John J. Hogan, Jr. (3) (7)                         14,000           *

Gerard Louis-Dreyfus (3)                           13,000           *

John H. Moore (3)                                   9,240           *

James R. Paul (3)                                  11,000           *

Ernest F. Steiner (3)                              13,600           *

All executive officers and directors              838,833         2.1%
  as a group (14 persons) (8)

------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) S.A. Louis Dreyfus et Cie, 87 Avenue de la Grande Armee, 75782 Paris, France, shares voting and investment power over the shares indicated as beneficially owned by it with its direct or indirect wholly-owned subsidiaries Louis Dreyfus Holding Company Inc. ("LDHC") and Louis Dreyfus Commercial Activities, Inc. ("LDCA"), and Louis Dreyfus Fashions Services, Inc., 10 Westport Road, Wilton, Connecticut 06897-0810, and Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") and Louis Dreyfus Fashions Holdings Corp. ("LDFHC"), 3411 Silverside Road, Suite 210E, Baynard Building, Wilmington, Delaware 19810-4808. These shares are owned of record as follows: LDNGHC - 11,000,000 shares; LDFHC - 9,000,000 shares; LDCA - 651,000 shares; and LDHC - 59,000 shares.

(3) Includes shares that the named individuals have the right to acquire by exercise of stock options that are currently exercisable as follows:
     Monroe - 125,000; Bonney - 27,500; Bross - 75,000; Irani - 67,500; White -
     37,500; Rich - 127,000; Andrews - 53,330; Finn - 10,000; Gerry - 6,000;
     Hogan - 10,000; Louis-Dreyfus - 10,000; Moore - 6,000; Paul - 10,000; and
     Steiner - 6,000.

(4) Includes shares of Common Stock held for the benefit of named individuals by the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust in the following amounts: Monroe - 20,000; Bross - 15,000; Irani - 15,000; and White - 5,000. Under the terms of the trust agreement, the named individuals do not currently have the power to dispose of such shares but have sole power to direct the voting of such shares.

(5) Includes 200 shares held by Mr. Rich's son as to which Mr. Rich may be deemed to have beneficial ownership.

(6) Includes 40,628 shares held directly or indirectly by Mr. Andrews' children and a company of which Mr. Andrews' wife is a principal shareholder and a director, and as to which he disclaims beneficial ownership.

(7) Includes 1,000 shares owned by Mr. Hogan's wife as custodian for two of their children as to which Mr. Hogan disclaims beneficial ownership.

(8) Includes 570,830 shares that the directors and executive officers as a group have a right to acquire by exercise of currently exercisable stock options.


                                 CERTAIN TRANSACTIONS

     Prior to the completion of the Company's initial public offering in November 1993, the Company was a wholly-owned subsidiary of S.A. Louis Dreyfus et Cie. For purposes of the following discussion of certain transactions involving the Company, unless the context requires otherwise, references to the "Company" refer to the Company and its subsidiaries and predecessors and references to "S.A. Louis Dreyfus et Cie" refer to S.A. Louis Dreyfus et Cie and its subsidiaries (other than the Company and its subsidiaries and predecessors).

     Pursuant to a Services Agreement between the Company and S.A. Louis Dreyfus et Cie entered into in 1993, the Company has agreed to reimburse S.A. Louis Dreyfus et Cie for a portion of the salaries of employees performing services requested by the Company based on the amount of time expended ("Hourly Charges"), overhead costs equal to 40% of Hourly Charges and all direct third party costs incurred by S.A. Louis Dreyfus et Cie on behalf of the Company. During 1997, the

Company paid to S.A. Louis Dreyfus et Cie $949,000 under the Services Agreement primarily for insurance services provided by S.A. Louis Dreyfus et Cie.

     In 1993, the Company entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie hedging 33 Bcf of the Company's natural gas production over a five-year period beginning in 1996 at a weighted-average fixed price of $2.49 per Mcf.

     During 1997, the Company used the commodity trading resources of S.A. Louis Dreyfus et Cie when purchasing natural gas futures contracts on the New York Mercantile Exchange. The Company reimburses S.A. Louis Dreyfus et Cie for margin posted by it on behalf of the Company. The margin posted on the Company's behalf under this arrangement at December 31, 1997 was $4.5 million. The largest amount of margin posted at any time during 1997 was $5.5 million.

     The terms of the transactions described above between the Company and S.A. Louis Dreyfus et Cie and its subsidiaries were not established on an arms-length basis and involved conflicts of interest. Nonetheless, the Company believes that such transactions with S.A. Louis Dreyfus et Cie were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. It is possible that S.A. Louis Dreyfus et Cie and the Company may enter into material intercompany transactions from time to time in the future, and the Company intends that the terms of any future transactions and agreements between the Company and S.A. Louis Dreyfus et Cie will be at least as favorable to the Company as could be obtained from unaffiliated third parties.

     Gerard Louis-Dreyfus, Simon B. Rich, Jr., Daniel R. Finn, Jr. and Ernest F. Steiner, all directors of the Company, are also executive officers and/or directors of S.A. Louis Dreyfus et Cie or various of its subsidiaries. See "Election of Directors."


                  COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

     Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons.

     Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met during 1997, except as described below. During 1997, Ernest F. Steiner was delinquent in the filing of one Form 4 relating to one transaction. The required Form 4 was promptly filed upon discovery of the delinquency.

                                  VOTING

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Shares represented by proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies that are marked "abstain" on the proposals to ratify the selection of Ernst & Young LLP as independent auditors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the ratification of the selection of Ernst & Young LLP as independent auditors will have the same effect as if the shares represented thereby were voted against the proposal. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                              PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1998 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, no later than December 18, 1998.

                                    OTHER MATTERS

     Management does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.


                                    ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year ended December 31, 1997, including audited financial statements, is enclosed. No part of the Annual Report to Shareholders is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.


     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, 14000 QUAIL SPRINGS PARKWAY, SUITE 600, OKLAHOMA CITY, OKLAHOMA 73134.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 QUAIL SPRINGS PARKWAY
                                   SUITE 600
                         OKLAHOMA CITY, OKLAHOMA 73134

     The undersigned hereby appoints Kevin R. White and David B. Oshel as proxies (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all of the shares of Common Stock of Louis Dreyfus Natural Gas Corp. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 19, 1998 or any reconvention thereof.

      (CONTINUED, AND TO BE MARKED, DATED, AND SIGNED, ON THE OTHER SIDE)




                                                                      Please mark
                                                                     your votes as
                                                         WITHHELD  indicated in this
                                               FOR       FOR ALL       example
Item 1 - ELECTION OF DIRECTORS                 / /         / /           /X/
     Nominees:
     Mark E. Andrews, III     Mark E. Monroe
     Richard E. Bross         John H. Moore
     Peter G. Gerry           James R. Paul
     Daniel R. Finn, Jr.      Simon B. Rich, Jr.
     Gerald Louis-Dreyfus     Ernest F. Steiner


     WITHHELD FOR (Write nominee name(s) in the space provided):
                                                                -------------------------


Item 2 - RATIFICATION OF SELECTION OF          FOR       AGAINST       ABSTAIN
     INDEPENDENT ACCOUNTANTS
                                               / /         / /           / /

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.  If any other business is presented at the Annual
Meeting, this Proxy shall be voted in accordance with the recommendations of the Board.
As to Items 1 and 2, this Proxy will be voted as directed, but if no directions are indicated, it will be voted FOR  the nominees listed in Item 1 and FOR Item 2.

Signature(s)                                                     Date
             --------------------------------------------------       -------------------

NOTE: Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, administrator, trustee or guardian, please give full title as such.